Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Flexible Variable Annuity Prospectus and Statement of Additional Information, each dated May 1, 2022 and each included in this Post-Effective Amendment No. 40 to the Registration Statement (Form N-4, File No. 33-74232) of Principal Life Insurance Company Separate Account B (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 10, 2022, with respect to the consolidated financial statements of Principal Life Insurance Company, (2) dated March 10, 2022 with respect to the financial statement schedules of Principal Life Insurance Company, and (3) dated April 7, 2022 with respect to the financial statements of each of the subaccounts within Principal Life Insurance Company Separate Account B, for the year ended December 31, 2021 included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Des Moines, Iowa
April 28, 2022